UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 17, 2020

General Electric Company
(Exact name of registrant as specified in its charter)

New York			001-00035	14-0689340
(State or other jurisdiction of incorporation)			(Commission File Number)	(IRS Employer Identification No.)

5 Necco Street,	Boston,	MA		02210
(Address of principal executive offices)				(Zip Code)

(Registrant’s telephone number, including area code) (617) 443-3000

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.06 per share	GE	New York Stock Exchange
Floating Rate Notes due 2020	GE 20E	New York Stock Exchange
0.375% Notes due 2022	GE 22A	New York Stock Exchange
1.250% Notes due 2023	GE 23E	New York Stock Exchange
0.875% Notes due 2025	GE 25	New York Stock Exchange
1.875% Notes due 2027	GE 27E	New York Stock Exchange
1.500% Notes due 2029	GE 29	New York Stock Exchange
7 1/2% Guaranteed Subordinated Notes due 2035	GE /35	New York Stock Exchange
2.125% Notes due 2037	GE 37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.
☐

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Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously reported by General Electric Company (“GE” or the “Company”) on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2019, Jamie Miller will transition from her role as the Company’s Senior Vice President, Chief Financial Officer (“CFO”) after assisting with the transition to her successor. As announced on November 25, 2019, the Company has appointed Carolina Dybeck Happe as its next Senior Vice President, CFO. The Company expects Ms. Dybeck Happe to commence employment with the Company as Senior Vice President, CFO on March 1, 2020.
On February 17, 2020, Ms. Miller and the Company entered into a Separation Agreement & Release (the “Agreement”). Pursuant to the terms of the Agreement, Ms. Miller will remain employed with the Company until September 30, 2020, or such earlier date as may be agreed between Ms. Miller and the Company (the “Separation Date”), during which period she will be eligible to receive her regular salary and benefits. Following Ms. Dybeck Happe’s commencing employment as Senior Vice President, CFO, Ms. Miller will remain employed in a special projects role to assist with the CFO transition and to work on such other matters and projects as may be directed by the Chief Executive Officer.
Under the terms of the Agreement, GE will provide certain compensation arrangements, including: (1) Ms. Miller will receive severance pay in the amount of $2,900,000 (equal to one times her annual salary and target bonus), paid in equal bi-weekly installments for the twelve-month period following the Separation Date, during which time Ms. Miller must be available to provide reasonable transition assistance and answer questions related to her Company employment; (2) Ms. Miller will receive a bonus for the 2020 plan year at no less than the Corporate pool funding level, which shall be pro-rated based on time employed with the Company during the year; (3) Ms. Miller’s outstanding stock options and restricted stock units (“RSUs”) granted at least one year prior to the Separation Date and that would otherwise vest through December 31, 2022 will vest as soon as practicable after the Separation Date, and such stock options will have an exercise period up to the earlier of their existing expiration date and December 31, 2022; and (4) Ms. Miller’s outstanding performance share units (“PSUs”) that were granted at least one year prior to the Separation Date will remain eligible to vest based upon the Company’s actual performance in accordance with GE’s normal processes. The Company anticipates that Ms. Miller will not receive an annual equity award in 2020. Based upon her age and years of service, Ms. Miller is not eligible to receive a GE pension or benefits under the GE Supplementary Pension Plan, and she will not receive any pension benefits under the terms of the Agreement. Under the Agreement, Ms. Miller has granted a release to the Company and agreed to certain cooperation, confidential information, non-competition, and non-solicitation covenants.

(d) Exhibits.

1.01. Separation Agreement & Release, dated February 17, 2020, between Jamie Miller and General Electric Company.

104. The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: February 20, 2020	/s/ Christoph A. Pereira
Christoph A. Pereira Vice President, Chief Risk Officer and Chief Corporate Counsel

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